Exhibit 21
CERTAIN SUBSIDIARIES OF MARKEL CORPORATION

Subsidiary	State or Other Jurisdiction of Incorporation or Organization

Essentia Insurance Company	Missouri
Essex Insurance Company	Delaware
Markel Insurance Company	Illinois
Deerfield Insurance Company	Illinois
Markel American Insurance Company	Virginia
Shand/Evanston Group, Inc.	Virginia
Evanston Insurance Company	Illinois
Associated International Insurance Company	Illinois
Markel Aspen, Inc.	Delaware
FirstComp Insurance Company	Nebraska
FirstComp Underwriters Group, Inc.	Nebraska
Markel Capital Holdings Limited	England
Markel Capital Limited	England
Markel International Limited	England
Markel International Insurance Company Limited	England
MINT Canadian Specialty Underwriters Limited	Canada
Elliott Special Risks LP	Canada
Markel Ventures, Inc.	Virginia
Ellicott Dredge Enterprises, LLC	Maryland
Ellicott Dredges, LLC	Maryland
Baltimore Dredge International, Inc.	Maryland
Liquid Waste Technology, LLC	Maryland
Rohr International Dredge Co., LLC	Maryland
Rohr Dredge North America, LLC	Maryland
Rohr International Dredge Holdings, Inc.	Maryland
Rohr Bagger GmbH	Germany
IDRECO B.V.	The Netherlands
Ceres Companies, Inc.	Virginia
AMF Automation Technologies, LLC	Virginia
Baking Technology Systems, Inc.	Georgia
Solbern, Inc.	Virginia
Reading Pretzel Machinery Corporation	Pennsylvania
AMF/Tromp B.V.	The Netherlands
Panel Specialists, Inc.	Texas
ParkLand Ventures, Inc.	Virginia
Havco WP LLC	Delaware
Diamond Healthcare Corporation	Virginia
RD Holdings, LLC	Virginia
Retail Data, LLC	Virginia
PMD Holdings, Inc.	Virginia
PartnerMD, LLC	Virginia
WI Holdings Inc.	Pennsylvania
Weldship Industries, Inc.	New Jersey
Texas Trailer Corporation	Texas
Markel Properties, LLC	Virginia
Mark IV Realty Corporation	Virginia
Schultz-Markel Associates, LLC	Delaware
Schultz Markel II, LLC	New Jersey
Markel Holdings Netherlands B.V.	The Netherlands